Exhibit 99.1

CARPENTER TECHNOLOGY CORPORATION ANNOUNCES GENERAL COUNSEL SUCCESSION
James D. Dee to retire; Jed S. Freeman appointed as next General Counsel

PHILADELPHIA, October 15, 2026 (GLOBE NEWSWIRE) -- Carpenter Technology Corporation (NYSE: CRS) announced today that James D. Dee, Senior Vice President, General Counsel and Secretary, has elected to retire effective December 31, 2026, after sixteen years of service to the Company. Jed S. Freeman, who has served the Company for nineteen years and currently serves as Deputy General Counsel, has been appointed Vice President, General Counsel and Secretary, effective January 1, 2027.

“Jim has been a trusted adviser throughout his time with Carpenter Technology,” said Tony Thene, Chairman, President and Chief Executive Officer. “We are grateful for his significant contributions to the Company. On behalf of the Board of Directors and the entire Carpenter Technology team, I want to thank Jim for his service and wish him the best in retirement.”

Thene continued, “We are pleased to appoint Jed Freeman as our next Vice President, General Counsel and Secretary. Jed is highly respected with a deep knowledge of our business, our industry and the legal and regulatory matters that affect our Company. His extensive experience, strong relationships across the organization, commitment to integrity, and sound judgment will support a seamless transition.”

Mr. Dee will remain with the Company through December 31, 2026 to support an orderly transition.

Jed Freeman joined Carpenter Technology in 2007 and most recently serves as Deputy General Counsel where he has responsibility for a broad range of legal, regulatory, compliance, real estate and employment matters. Prior to joining Carpenter Technology, he was a Litigation Attorney for over fourteen years where he litigated actions involving complex commercial, employment, worker’s compensation and other civil law matters. Mr. Freeman earned an undergraduate degree from Rutgers University and Juris Doctor Degree from Saint Louis University School of Law.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy materials and process solutions for critical applications in the aerospace and defense, medical, transportation, energy, and industrial and consumer markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys including nickel, cobalt, and titanium and material process capabilities that solve our customers' current and future material challenges. More information about Carpenter Technology can be found at www.carpentertechnology.com.

Exhibit 99.1

Investor Inquiries:	Media Inquiries:
John Huyette	Heather Beardsley
+1 610-208-2061	+1 610-208-2278
jhuyette@cartech.com	hbeardsley@cartech.com